SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ORPHAN MEDICAL, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:



                              [LOGO] ORPHAN MEDICAL

                        13911 RIDGEDALE DRIVE, SUITE 475
                           MINNETONKA, MINNESOTA 55305

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   MAY 8, 1997

TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Orphan Medical, Inc. (the "Company") will be held on Thursday, May 8, 1997, at 3:30 p.m., Minneapolis time, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota 55402, for the following purposes:

         1. To elect seven directors to serve until the next Annual Meeting of Shareholders;

         2. To ratify an amendment to Company's 1994 Stock Option Plan increasing from 1,250,000 to 1,550,000 the number of shares reserved for issuance thereunder;

         3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1997; and

         4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.


         The Board of Directors of the Company has designated the close of business on March 10, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                       By Order of the Board of Directors

                                       John Howell Bullion
                                       Chief Executive Officer and Secretary

Minnetonka, Minnesota
March 17, 1997



                              ORPHAN MEDICAL, INC.

                        13911 RIDGEDALE DRIVE, SUITE 475
                           MINNETONKA, MINNESOTA 55305

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 8, 1997


                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Orphan Medical, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Thursday, May 8, 1997, at 3:30 p.m., Minneapolis time, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota 55402, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to Shareholders commencing on or about March 17, 1997.

The only matters the Board of Directors knows will be presented are those stated in Proposals 1, 2 and 3 of the notice. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSALS 1, 2 AND 3. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.

                          VOTING RIGHTS AND PROCEDURES

         Only shareholders of record of the Common Stock of the Company whose names appear of record on the Company's books at the close of business on March 10, 1997 will be entitled to vote at the Annual Meeting. As of that date, a total of 6,063,088 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

         Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the amendment to the Company's 1994 Stock Option Plan and for approval of the appointment of Ernst & Young LLP as the Company's independent auditors. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                        PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

         The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of seven members. Seven directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

         The Company's incumbent directors, John Howell Bullion, Bertram A. Spilker, Ph.D., M.D., William B. Adams, Maurice R. Taylor, II, Lawrence C. Weaver, Ph.D., D.Sc. (Hon.), W. Leigh Thompson, Ph.D., M.D. and William M. Wardell, M.D., Ph.D., are being nominated for election at the Annual Meeting. Chronimed, Inc. ("Chronimed") has the right pursuant to an agreement with the Company to designate two members of the Company's Board of Directors. Mr. Taylor and Dr. Weaver are Chronimed's designees on the Company's Board. Each of Messrs. Bullion, Adams and Taylor and Drs. Spilker, Weaver, Thompson and Wardell have indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information concerning the director nominees is set forth below.



JOHN HOWELL BULLION        Mr. Bullion, 45, has been a director and Chief
                           Executive Officer of the Company since its formation in June 1994. Mr. Bullion is a co-founder of Chronimed and has been a director of Chronimed since
                           1985. Since September 1993, Mr. Bullion has been
                           President of Bluestem Partners, Ltd., which invests in and provides management services to developing businesses. From March 1992 to July 1993, Mr. Bullion served as President of Dahl & Associates, an environmental soil and ground water remediation company. Prior to joining Dahl & Associates, Mr.
                           Bullion served for one year as President of Concurrent Knowledge Systems, Inc.

BERTRAM A. SPILKER,        Dr. Spilker, 55, has been a director and President of
PH.D., M.D.                the Company since its formation in June 1994. From
                           January 1993 to June 1994, Dr. Spilker was a Vice
                           President of Chronimed with responsibility for managing the Orphan Medical Division. From 1983 to
                           1992, Dr. Spilker was Director of Project
                           Coordination and from 1979 to 1983, he was a Senior
                           Clinical Research Scientist at Burroughs Wellcome.
                           Dr. Spilker has held appointments as full professor in medicine and pharmacology at the University of North Carolina Medical School and as Clinical
                           Professor at the University of North Carolina School of Pharmacy. Dr. Spilker was a full professor at the Duke University Fuqua School of Business in 1993 and is currently a Clinical Professor in Pharmacy
                           Practice at the University of Minnesota. Dr. Spilker was Chair of the Pharmaceutical Manufacturers
                           Association's Commission on Drugs for Rare Diseases and its Medical Relations Committee, and was awarded a special citation by the Commissioners of the U.S.
                           Food and Drug Administration (the "FDA") in 1993 for his contributions to orphan medicine development. Dr.
                           Spilker is the author of 11 and editor of three textbooks on drug development and clinical trial methodology.

WILLIAM B. ADAMS           Mr. Adams, 50, has been Chairman of the Board and a
                           director of the Company since its formation in June
                           1994. Mr. Adams is a co-founder of Chronimed and served as Chairman of the Board and a director of Chronimed from 1985 to June 1994. Since 1990, Mr.
                           Adams has served as Chairman of the Board and Chief
                           Executive Officer of Eco Soil Systems Inc., a water treatment and turf management company.

MAURICE R. TAYLOR, II      Mr. Taylor, 51, has been a director of the Company
                           since its formation in June 1994. He is a co-founder of Chronimed and has served as President, Chief
                           Executive Officer and a director of Chronimed since
                           1985. Prior to 1985, Mr. Taylor held various management positions in companies whose principal activities were manufacturing, distribution and international trade. Mr. Taylor is a director of the Whittier/Scripps Institute, a non-profit organization dedicated to research, education and patient care in the field of diabetes.

LAWRENCE C. WEAVER,        Dr. Weaver, 73, has been a director of the Company
PH.D., D.SC. (HON.)        since August 1994. Dr. Weaver is Chairman of the
                           Company's Advisory Board and a director of Chronimed.
                           Dr. Weaver has been Dean and Professor Emeritus at the University of Minnesota since 1989. Dr. Weaver served as Dean of the College of Pharmacy at the University of Minnesota from 1966 through 1984, and as the Interim Dean from 1994 through 1996. From 1984 through 1989, Dr. Weaver was Vice President for
                           Professional Relations of the Pharmaceutical
                           Manufacturers Association ("PMA") and Executive
                           Director of the PMA Commission on Rare Diseases.
                           Prior to 1966, Dr. Weaver held various scientific and management positions in the pharmaceutical industry.
                           Dr. Weaver has received the FDA Commissioners Award and other awards for his work in the orphan drug area, has organized several international symposia on orphan drugs and participated in the founding of other orphan drug companies.

W. LEIGH THOMPSON,         Dr. Thompson, 58, has been a director of the Company
PH.D., M.D.                since August 1995. Dr. Thompson is President and
                           Chief Executive Officer of Profound Quality
                           Resources, Ltd., which provides worldwide consulting services to health institutions and manufacturers.
                           From 1982 through 1995, Dr. Thompson held a number of executive positions with Eli Lilly and Company, where he had responsibility for animal and human product research, including Chief Scientific Officer,
                           Director, Executive Director, Vice President, Group
                           Vice President and Executive Vice President. Prior to
                           Eli Lilly and Company, Dr. Thompson was Professor of
                           Medicine at Case Western Reserve University. Dr.
                           Thompson also serves on the boards of BAS, Inc., Corvas International, DNX/Chrysalis, ErgoScience,
                           GeneMedicine,, Guilford Pharmaceuticals, Galileo
                           Laboratories, Inspire Pharmaceuticals, LaJolla
                           Pharmaceuticals, Medarex, Ontogeny and Ophidian
                           Pharmaceuticals.

WILLIAM M. WARDELL,        Dr. Wardell, 58, has been a director of the Company
M.D., PH.D.                since August 1995. Since January 1996, Dr. Wardell
                           has been with Covance, Inc. (formerly
                           Corning-Besselaar), a contract research organization, where he is the Senior Scientific Officer. From
                           January 1995 to January 1996, Dr. Wardell was
                           President of Wardell Associates International, a pharmaceutical consulting firm. Prior to 1995, Dr.
                           Wardell served as President of Protein Engineering
                           Corporation, a privately held biotechnology company.
                           Prior to joining Protein Engineering Corporation, Dr.
                           Wardell was Senior Vice President of the Parke-Davis
                           Pharmaceutical Research Division of Warner Lambert
                           Company. From 1983 to 1991, Dr. Wardell was Vice
                           President/Medical Director of Boeringer Ingelheim
                           Pharmaceuticals Inc. and was a member of Boeringer
                           Ingelheim's International Steering and Medical
                           Committees, which had responsibility for worldwide research, development, clinical and regulatory programs. Prior to entering the pharmaceutical industry, Dr. Wardell was Associate Professor of
                           Pharmacology and Toxiology and Assistant Professor of
                           Medicine at the University of Rochester Medical
                           Center. Dr. Wardell has also been a Commissioner of the Pharmaceutical Manufacturers Association's
                           Commission on Drugs for Rare Diseases, and a Vice
                           President and Board member of the American Society for Clinical Pharmacology and Therapeutics.

         The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BULLION, ADAMS AND TAYLOR AND DRS. SPILKER, WEAVER, THOMPSON AND WARDELL.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         During 1996, the Board of Directors of the Company held five meetings. The Board of Directors has established an Audit Committee consisting of Mr. Taylor and Drs. Weaver and Wardell, a Compensation Committee consisting of Messrs. Taylor and Adams and Dr. Thompson and a Regulatory Oversight Committee consisting of Drs. Thompson, Wardell and Weaver. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met twice during 1996. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors. The Compensation Committee met twice during 1996. The Regulatory Oversight Committee's function is to keep the Board informed on matters pertaining to the Company's regulatory compliance. The Regulatory Oversight Committee met three times during 1996 and was not compensated for its activities. The Board of Directors does not have a standing nominating committee. No director attended fewer than 75 percent of the meetings of the Board of Directors and committees upon which such director served during 1996.

         The Board of Directors has also established an Advisory Board consisting of eight individuals that advise the Company with respect to the planning or execution of its product acquisition and development programs. Each of the members of the Advisory Board has development or marketing expertise with respect to products under development by the Company. Members of the Advisory Board provide services to the Company on a nonexclusive basis and do not meet on a formal or regular basis. The Company consults with one or more members of the Advisory Board from time to time by means of meetings or telephone conference calls. Dr. Weaver, who is Chairman of the Advisory Board, is the only director of the Company who is also an Advisory Board member.

DIRECTOR COMPENSATION

         Directors who are not employees of the Company receive $10,000 annually (except for the Chairman of the Board, who receives $36,000 annually pursuant to the consulting agreement described below) for serving on the Board of Directors, plus a $200 fee for each meeting and a $100 fee for each telephone meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board of Directors' and committee meetings.

         In addition, pursuant to the Company's 1994 Stock Option Plan (the "Stock Plan"), each new non-employee director automatically receives an option to purchase 25,000 shares on the date of such director's initial election to the Board of Directors. Each such option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. In August 1994, pursuant to the Stock Plan, each of Mr. Taylor and Dr. Weaver were granted options to purchase 25,000 shares exercisable at $5.00 per share. As provided in the Stock Plan, in August 1994, Mr. Adams was granted an option to purchase 100,000 shares exercisable at $5.00 per share in recognition of his role and duties as Chairman of the Board. Mr. Taylor was granted an option to purchase an additional 12,500 shares of Common Stock exercisable at $5.00 per share in recognition of his efforts relating to the establishment of the Company, and Dr. Weaver was granted an option to purchase an additional 10,000 shares of Common Stock exercisable at $5.00 per share in recognition of his efforts relating to the Advisory Board. In August 1995, pursuant to the Stock Plan, Drs. Thompson and Wardell were granted options to purchase 25,000 shares of Common Stock exercisable at $7.625 per share. In November 1994, Mr. Adams entered into a consulting agreement with the Company pursuant to which Mr. Adams receives $36,000 annually through June 30, 1997 for his consulting services. Directors who are employees of the Company receive no additional compensation for serving as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to August 1994, the Company's Board of Directors made all decisions regarding executive officer compensation. Mr. Bullion and Dr. Spilker served on the Board of Directors and participated in decisions concerning executive compensation. However, Mr. Bullion and Dr. Spilker did not participate in decisions regarding their own compensation. In August 1994, the Company established a Compensation Committee of the Board of Directors, comprised of non-employee directors, which is currently responsible for reviewing and establishing the Company's executive compensation policies.

         Mr. Taylor, a director of the Company and a member of its Compensation Committee, is President and Chief Executive Officer of Chronimed, and Mr. Bullion, Chief Executive Officer of the Company, is a director of Chronimed. For further information regarding the relationship between the Company and Chronimed, see the information set forth under the caption "Certain Transactions."

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         COMPENSATION PHILOSOPHY

         The Compensation Committee determines the policies for and structure and amount of all compensation for the Board of Directors and the executive officers of the Company. The Compensation Committee's goal is to establish compensation policies and programs that will attract and retain highly qualified executives and align their financial interests closely with long-term shareholder interests. The Compensation Committee is composed entirely of directors who are not employees of the Company.

         The Compensation Committee intends to make the Company's executive compensation program competitive with the marketplace with emphasis on compensation in the form of equity ownership, the value of which is contingent on the long-term market performance of the Company's Common Stock. For this purpose, the Compensation Committee utilizes information regarding compensation levels and practices at other development stage companies.

         Actual compensation levels may be greater than competitive levels at other companies based upon annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by the Company's or an individual executive officer's circumstances.

         EXECUTIVE OFFICER COMPENSATION PROGRAM

         The components of the Company's compensation program for its executive officers include (a) base salary and annual bonus compensation, (b) long-term incentive compensation in the form of stock options and (c) a 401(k) plan and certain medical and miscellaneous fringe benefits.

         BASE SALARY AND ANNUAL BONUS COMPENSATION. The Chief Executive Officer makes annual recommendations to the Compensation Committee regarding the base salaries and annual bonus awards for the executive officers (other than the Chief Executive Officer). In making base salary recommendations, the Chief Executive Officer takes into account individual experience and performance, as well as specific issues particular to the Company. The Compensation Committee generally approves the Chief Executive Officer's salary and bonus recommendations. For the year ended December 31, 1996, the Compensation Committee awarded cash bonuses to all executive officers and to other full-time employees in recognition of achieving certain predetermined financial and operational objectives. The Compensation Committee, in its discretion, may award other cash bonuses to executive officers in future years.

         STOCK OPTION PROGRAM. Stock options are granted to key management employees under the Company's 1994 Stock Option Plan. The purpose of the Stock Plan is to aid in maintaining and developing personnel capable of assuring the future success of the Company, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options. The Stock Plan authorizes the Compensation Committee to grant stock options to executives and other key employees. All stock options outstanding were granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten year terms and generally vest and become exercisable in installments over a four-year period.

         Stock options are granted upon commencement of employment after considering the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer, the Chief Executive Officer and the Compensation Committee typically consider the individual's performance and any planned change in functional responsibility. The stock option position of executive officers is reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted by other comparable companies.

         SAVINGS AND INVESTMENT PLAN; BENEFITS. The Company maintains a 401(k) Savings Plan (the "Savings Plan"), which is funded by elective salary deferrals by employees. The Savings Plan covers executive officers and substantially all employees meeting minimum eligibility requirements. The Savings Plan does not require mandatory contributions by the Company, but discretionary contributions may be made at the election of the Company. Through December 31, 1996, the Company had not made any discretionary contributions to the Savings Plan. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of perquisites did not exceed 10% of total annual salary and bonus for any executive officer for the fiscal year ended December 31, 1996.

         CHIEF EXECUTIVE OFFICER COMPENSATION

         BASE SALARY AND ANNUAL BONUS COMPENSATION. Pursuant to the terms of Mr. Bullion's employment agreement with the Company, he received a base salary of $136,250 for the year ended December 31, 1996. Factors taken into consideration in the determination of the Chief Executive Officer's base salary include chief executive officer salary levels at other comparable companies and the general experience of the Compensation Committee members in dealing with compensation matters at other companies. For the year ended December 31, 1996, the Compensation Committee awarded Mr. Bullion a $35,000 bonus for achieving certain predetermined budgetary objectives. In evaluating the performance and setting the base salary and annual bonus compensation of Mr. Bullion, the Compensation Committee has taken into account his performance in positioning the Company for future profitability and the completion of the Company's secondary public offering of Common Stock.

         STOCK OPTION AWARDS. Mr. Bullion has options to purchase up to 350,000 shares of Common Stock at $5.00 per share under the Stock Plan. One option is for 200,000 shares of Common Stock, 120,000 shares of which have vested as of December 31, 1996. Such option will vest with respect to an additional 40,000 shares on each of August 1, 1997 and 1998. The second option is for 150,000 shares of Common Stock, 100,000 shares of which have vested as of December 31, 1996. Such option will vest with respect to the remaining 50,000 shares on August 1, 2002, unless vesting of such option is accelerated by the Compensation Committee. The Compensation Committee will consider the Company's performance relative to budgetary objectives established by the Board of Directors in determining whether to accelerate the vesting of such option. It is a condition to the vesting of any option that Mr. Bullion be an employee of the Company on the vesting date.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. However, the Stock Plan complies with Section 162(m) in order that compensation resulting from stock options under the Stock Plan will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). The Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under Section 162(m).

William B. Adams
Maurice R. Taylor, II
W. Leigh Thompson, Ph.D., M.D.
Members of the Compensation Committee


SUMMARY COMPENSATION TABLE
         The following table sets forth the cash and non-cash compensation for the year ended December 31, 1996, the twelve months ended December 31, 1995 and the fiscal year ended June 30, 1995 that was paid to or earned by the Chief Executive Officer and all other executive officers of the Company.

                                                                                            Long-Term
                                                                                       -------------------
                                                                                           Compensation
                                                             Compensation (1)               Awards (1)
                                                   ----------------------------------  -------------------
                                                                                            Securities
                                                         Base                               Underlying
    Name and Principal Position      Period Ended       Salary             Bonus         Options (Shares)
------------------------------------ ------------  ----------------  ----------------  -------------------
John Howell Bullion (2)                12/31/96         $136,250         $ 35,000                 -0-
  Chief Executive Officer and          12/31/95          128,750           17,500                 -0-
  Secretary                             6/30/95          125,000               -0-           350,000

Bertram A. Spilker, Ph.D., M.D         12/31/96         $187,500         $ 77,000                 -0-
  President                            12/31/95          162,500           82,000                 -0-
                                        6/30/95          150,000           40,000            312,500

Dayton T. Reardan, Ph.D. (3)           12/31/96         $107,673         $  3,750                 -0-
  Vice President of                    12/31/95          103,163            3,750             27,000
  Regulatory Affairs                    6/30/95          101,000               -0-            25,000

Patti A. Engel (3)                     12/31/96         $106,599         $  3,750                 -0-
  Vice President of Marketing          12/31/95           99,097            3,750             27,000
                                        6/30/95           75,800               -0-            25,000

David A. Feste (4)                     12/31/96         $ 94,167         $ 10,000                 -0-
  Former Chief Financial Officer       12/31/95           47,433            3,750             71,000
  and Treasurer                         6/30/95               -0-              -0-                -0-


(1) The amounts reported for the period ended December 31, 1995 are for twelve months and include base salary, bonus compensation and may include stock option grants that are also reported in full or part for the fiscal year ended June 30, 1995. This overlap in reporting compensation and long-term compensation award amounts is required because the Company changed its fiscal year ending June 30 to a calendar year ending December 31. The amounts reported for the periods ended June 30, 1995 are for twelve months.

(2) Mr. Bullion has been the Chief Executive Officer of the Company since June 24, 1994.

(3) Dr. Reardan and Ms. Engel became executive officers of the Company in May 1995.

(4) Mr. Feste was the Chief Financial Officer and Treasurer of the Company from August 1, 1995 to December 31, 1996. Mr. Feste continues to be employed by the Company as a part-time employee. From July 1, 1994 through July 31, 1995, Mr. Feste was a consultant to the Company. For the period January 1, 1995 through July 31, 1995, Mr. Feste received approximately $55,000 in consulting fees from the Company, which is not included in the base salary amount reported for the twelve months ended December 31, 1995.

EMPLOYMENT AGREEMENTS

         A three-year employment agreement between the Company and John Howell Bullion, the Chief Executive Officer and a director of the Company, was scheduled to terminate on June 30, 1997, but has been extended by the Board through December 31, 1997. For the final year of Mr. Bullion's employment agreement, the Company has an obligation to pay an annual base salary of $175,000, but Mr. Bullion has set his annual base salary at $140,000 during this period and will be paid a one-time payment of $35,000 at a later date. In addition, on signing the employment agreement in August of 1994, Mr. Bullion was granted stock options representing the right to purchase up to 350,000 shares of Common Stock at $5.00 per share. Mr. Bullion's employment agreement provides that if Mr. Bullion is terminated by the Company for any reason other than by the parties' mutual agreement, his death, his total disability or his breach of any term of the employment agreement, then Mr. Bullion will receive up to one year's salary, a bonus equal to the minimum bonus which would be payable for the fiscal year in which he was terminated and certain other benefits specified in the employment agreement.

         A three-year employment agreement between the Company and Bertram A. Spilker, Ph.D., M.D., President and a director of the Company, was scheduled to terminate on June 30, 1997, but has been extended by the Board through December 31, 1997. For the final year of Dr. Spilker's employment agreement, the Company has an obligation to pay an annual base salary of $200,000. In addition, on signing the employment agreement in August of 1994, Dr. Spilker was granted stock options representing the right to purchase up to 312,500 shares of Common Stock at $5.00 per share. Dr. Spilker is entitled to receive a cash bonus of up to $125,000 for the three year term of his employment agreement for the achievement of certain development milestones and budgetary objectives, of which $84,000 has been accrued or paid through December 31, 1996. Dr. Spilker is also entitled to an annual discretionary bonus in an amount ranging from $25,000 to $150,000 per year, payable in 1995, 1996 and 1997 for the achievement of certain goals and objectives determined by the Board of Directors, of which $40,000 has been paid with respect to 1995 and $35,000 has been paid with respect to 1996. Dr. Spilker's employment agreement provides that if Dr. Spilker is terminated by the Company for any reason other than by the parties' mutual agreement, his death, his total disability or his breach of any term of the employment agreement, then Dr. Spilker will receive up to one year's salary, a bonus equal to the minimum bonus which would be payable for the fiscal year in which he was terminated and certain other benefits specified in the employment agreement.

STOCK OPTIONS

         No stock options were granted in 1996 to any executive officer named in the Summary Compensation Table.

         The following tables summarizes stock option exercises in 1996 by the executive officers named in the Summary Compensation Table above, and the value of options held by such persons at December 31, 1996.


      AGGREGATED OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                   VALUE OF OPTIONS HELD AT DECEMBER 31, 1996

                                                                                         Value of
                                                                                       Unexercised
                                                                  Number of        In-the-Money Options
                                                             Unexercised Options          Held at
                                   Shares                   Held at December 31,    December 31, 1996
                                Acquired on      Value       1996 (Exercisable/        (Exercisable/
               Name               Exercise      Realized        Unexercisable)      Unexercisable) (1)
-----------------------------   -----------     --------    --------------------   ---------------------
John Howell Bullion                  -0-           -0-         220,000/130,000      $1,045,000/$617,500
Bertram A. Spilker, Ph.D.,M.D.       -0-           -0-         195,834/116,666       $930,212/$554,164
Dayton T. Reardan, Ph.D.             -0-           -0-          20,000/17,000         $95,000/$80,750
Patti A. Engel                       -0-           -0-          20,000/17,000         $95,000/$80,750
David A. Feste                     15,000       $58,258          26,000/-0-             $123,500/$0


(1) "Value" is based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or the December 31, 1996 last sale price of $9.75.

COMPARATIVE STOCK PERFORMANCE

         The graph below compares the dollar change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Total Return Index (U.S. Companies) and the NASDAQ Pharmaceutical Stock Index for the period beginning on October 31, 1994 (the last day of the month in which the Company's Common Stock was first publicly traded) and ending on December 31, 1996. The graph and table assume the investment of $100 on October 31, 1994, in the Company's Common Stock, the NASDAQ Total Return Index and the NASDAQ Pharmaceutical Stock Index.



                              [PLOT POINTS GRAPH]

               (Plot Points)     (Plot Points)      (Plot Points)
                    OMI             Nasdaq
  Date             Index             Index            Drug Index
---------      -------------     -------------      -------------
10/12/94
10/31/94         100.00              100.00            100.00
11/30/94          91.43               96.68            100.44
12/31/94         105.71               96.95             97.19
 1/31/95          77.14               97.50            102.57
 2/28/95          80.00              102.65            106.44
 3/31/95          88.57              105.70            104.92
 4/30/95         102.86              109.02            107.87
 5/31/95         103.22              111.83            109.23
 6/30/95         117.14              120.90            122.02
 7/31/95         151.43              129.78            132.53
 8/31/95         171.43              132.41            148.20
 9/30/95         168.57              135.46            152.47
10/31/95         145.71              134.68            146.77
11/30/95         134.29              137.84            154.13
12/31/95         148.57              137.11            177.80
 1/31/96         176.43              137.79            193.25
 2/29/96         185.71              143.04            189.61
 3/31/96         191.43              143.52            185.03
 4/30/96         185.71              155.42            194.58
 5/31/96         214.29              162.56            201.17
 6/30/96         205.71              155.23            179.79
 7/31/96         162.86              141.41            160.21
 8/31/96         205.71              149.33            171.82
 9/30/96         251.43              160.76            183.84
10/31/96         197.14              159.00            175.58
11/30/96         214.29              168.85            172.98
12/31/96         222.86              168.66            177.99



                                   October 31,        June 30,         December 31,        December 31,
                                      1994              1995               1995                1996
                                ----------------   --------------   -----------------   -----------------
Orphan Medical, Inc.                 100.00            117.14             148.57              222.86
NASDAQ Stock Market (US)
    Total Return Index               100.00            120.90             137.11              168.66
NASDAQ Pharmaceutical Stocks
    Total Return Index               100.00            122.02             177.80              177.99


         The following table sets forth, as of March 1, 1997, certain information with respect to the Company's Common Stock beneficially owned by directors of the Company, all of the executive officers of the Company, all directors and executive officers as a group and certain beneficial owners. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.


                                Name                                            Number     Percentage
------------------------------------------------------------------------   --------------  ----------
John Howell Bullion (1)                                                        271,312          4.32%
Bertram A. Spilker, Ph.D., M.D. (2)                                            223,134          3.57%
Dayton T. Reardan, Ph.D. (3)                                                    23,610          *
Patti A. Engel (3)                                                              25,000          *
David A. Feste (4)                                                              28,060          *
William B. Adams (5)                                                           139,343          2.28%
Maurice R. Taylor, II (6)                                                       62,500          1.03%
Lawrence C. Weaver, Ph.D., D.Sc. (Hon.) (7)                                     29,915          *
W. Leigh Thompson, Ph.D., M.D. (8)                                              10,000          *
William M. Wardell, M.D., Ph.D. (8)                                             10,000          *
First Bank Systems, Inc. (9)                                                   372,070          6.14%
Perkins Capital Management, Inc. and Perkins Opportunity Fund (9)            1,301,600         21.47%
Woodlawn Partners LLC (9)                                                      304,700          5.03%
All directors and executive officers as a group (10 persons)                   822,874         12.34%


* Less than 1 percent.

(1) Includes 220,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(2) Includes 195,834 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(3) Includes 20,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(4) Includes 26,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(5) Includes 60,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(6) Includes 22,500 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(7) Includes 21,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $5.00 per share, within 60 days.

(8) Includes 10,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable, at a price of $7.63 per share, within 60 days.

(9) First Bank Systems, Inc., Perkins Capital Management, Inc. (including The Perkins Opportunity Fund) and Woodlawn Partners LLC have sole voting power with respect to 354,720, 418,700 and 258,300 shares of the Company's Common Stock, respectively.

         PROPOSAL 2:  RATIFICATION OF AMENDMENT TO 1994 STOCK OPTION PLAN

         The Company believes that stock options are an important element of compensation in attracting and retaining executives, other key employees and outside directors, and in motivating and retaining skilled management personnel and outside directors. The 1994 Stock Option Plan (the "Stock Plan") adopted by the Board of Directors of the Company (the "Board") in August 1994 provided for the issuance of 1,250,000 shares of the Company's Common Stock. The Stock Plan was ratified by the Company's shareholders on October 5, 1995. As of March 10, 1997, options to purchase 1,224,500 shares of the Company's Common Stock have been granted, net of cancellations and forfeitures, under the Stock Plan and 25,500 shares are available to the Company for future option grants.

         The Stock Plan was amended by the Board on December 13, 1996, to increase the number of shares authorized for issuance thereunder from 1,250,000 to 1,550,000 shares. The amendment of December 13, 1996, is expressly subject to the ratification by shareholders at the 1997 Annual Meeting. If shareholders do not ratify the amendment at the 1997 Annual Meeting, any options granted under the Stock Plan in excess of 1,250,000 shares would become null and void.

         No options in excess of 1,250,000 have been granted under the Stock Plan since the amendment by the Board in December 1996. However, should shareholders fail to ratify the amendment to the Stock Plan, the Company would likely be severely constrained in its ability to attract and retain executives, other key employees and outside directors, and in motivating and retaining skilled management personnel and outside directors necessary for the Company's success.

         The Stock Plan provides for the grant of options to purchase shares of Common Stock to any full or part-time employee of or any consultant to the Company. Options granted under the Stock Plan to full or part-time employees may qualify as incentive stock options under the Code or may be non-incentive stock options. Options granted to persons who are not full or part-time employees of the Company may not qualify as incentive stock options under the Code. The Stock Plan is administered by the Compensation Committee, which is comprised of non-employee directors selected by the Board. The Compensation Committee has the authority: (i) to determine the purchase price of the Common Stock covered by each option, (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of shares to be subject to each option, (iii) to determine the terms and provisions of each option agreement under the Stock Plan, including the designation of those options intended to be incentive stock options, (iv) to determine the terms and conditions for the vesting and exercise of each option, (v) to accelerate the time at which all or any part of an option may be exercised, (vi) to amend or modify the terms of any option with the consent of the optionee, (vii) to interpret the Stock Plan, (viii) to prescribe, amend and rescind rules and regulations relating to the Stock Plan, and (ix) to make all other determinations necessary or advisable for the administration of the Stock Plan, subject to the exclusive authority of the Board of Directors to amend or terminate the Stock Plan. The Stock Plan provides that no employee may be granted options for more than 400,000 shares of Common Stock in the aggregate in any calendar year. Determinations and interpretations with respect to the Stock Plan are in the sole discretion of the Compensation Committee, whose determinations and interpretations will be final and conclusive. The Stock Plan terminates on August 24, 2004, and no options may be granted after such date.

         The exercise price of an incentive option granted under the Stock Plan may not be less than the fair market value of the Common Stock on the date the option is granted (in the event that a proposed optionee owns more than 10% of the Company's Common Stock, any incentive stock option granted to such optionee must have an exercise price not less than 110% of the then fair market value). The exercise price of any non-incentive stock option granted under the Stock Plan is determined by the Compensation Committee, but may not be less than the fair market value of the underlying Common Stock on the date of grant. The term of each incentive stock option is determined by the Compensation Committee, but may not exceed 10 years from the date of grant (or, in the case of an incentive option granted to an owner of more than 10% of the Common Stock, five years). The term of any non-incentive stock option may not exceed 15 years. A person who has been granted an option under the Stock Plan may be granted additional options, but to the extent the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by such person during any calendar year exceeds $100,000, such options will be treated as options that do not qualify as incentive stock options.

         The Board may suspend or terminate the Stock Plan or any portion thereof at anytime. The Board may also amend the Stock Plan at any time, but such action may not, without the consent of the affected participants, adversely affect the rights or obligations of the participants under outstanding stock options. The Board may increase the number of shares of Common Stock that will be available for issuance under the Stock Plan, subject to shareholder approval. No amendment or modification of the Stock Plan, without approval of the shareholders of the Company, will be effective if shareholder approval of the amendment is then required pursuant to Rule 16b(3) under the Exchange Act or any successor rule, Section 422 of the Code, or the rules of the National Association of Securities Dealers, Inc. Options outstanding at the time the Stock Plan is terminated will continue to be exercisable in accordance with their respective terms.

VOTE REQUIRED

         The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required for the ratification of the amendment to the Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE STOCK PLAN.

                              CERTAIN TRANSACTIONS

         John Howell Bullion, Chief Executive Officer and a director of the Company, is also Secretary and a director of Chronimed. Maurice R. Taylor, II, a director of the Company and a member of the Compensation Committee, is also President, Chief Executive Officer and a director of Chronimed. Lawrence C. Weaver, Ph.D., a director of the Company, is also a director of Chronimed. William B. Adams, Chairman of the Board of Directors of the Company, was Chairman of the Board of Directors of Chronimed from 1985 to June 1994 , and Bertram A. Spilker, Ph.D., M.D., President of the Company, was an officer of Chronimed from January 1993 to July 1994.

                             SECTION 16(a) REPORTING

         Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during 1996. All officers and directors have filed all reports required by the Commission on a timely basis, except that Mr. Bullion and Dr. Weaver each filed one report late.


         PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             SOLICITATION OF PROXIES

         All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of the Company's Common Stock. Although proxies are being solicited primarily by mail, officers and regular employees of the Company who will receive no extra compensation for their services, may solicit such proxies by telephone, telegraph, facsimile transmission or in person.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any proposal by a shareholder to be presented at the 1997 Annual Meeting must be received at the Company's executive offices, 13911 Ridgedale Drive, Suite 475, Minnetonka, Minnesota 55305 not later than December 12, 1997.



                              ORPHAN MEDICAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 17, 1997, revoking all prior proxies, hereby appoints John Howell Bullion and Dr. Bertram A. Spilker, and each of them, with power to act without the other and to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Orphan Medical, Inc. (the "Company") to be held on May 8, 1997, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

1.  PROPOSAL TO ELECT SEVEN DIRECTORS

         [ ] For all nominees listed below (Except as marked to the contrary below)

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below: John Howell Bullion, Bertram A. Spilker, Ph.D., M.D., William Adams, Maurice R. Taylor, II, Lawrence C. Weaver, Ph.D., D.Sc. (Hon.), William M. Wardell, M.D., Ph.D., W. Leigh Thompson, Ph.D., M.D.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
2.  PROPOSAL TO RATIFY AMENDMENT TO 1994 STOCK OPTION PLAN.
         [ ]      FOR
         [ ]      AGAINST
         [ ]      ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.
         [ ]      FOR
         [ ]      AGAINST
         [ ]      ABSTAIN

4. IN THEIR DISCRETION , THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

            (continued and to be dated and signed on the other side)
                           (continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR ITEM 2, FOR
ITEM 3 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                   _____________________________________________
                                                     Signature

                                   _____________________________________________
                                             Signature if held jointly

                                   Dated: ________________________________, 1997

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.